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Trailer Bridge, Inc.

CONTACT:                          -OR-          TRBR INVESTOR RELATION COUNSEL:
Trailer Bridge, Inc.                            The Equity Group Inc.
John D. McCown                                  www.theequitygroup.com
Chairman & CEO                                  Adam Prior       (212) 836-9606
(800) 554 -1589                                 Devin Sullivan   (212) 836-9608

                              FOR IMMEDIATE RELEASE
                              ---------------------

        Trailer Bridge Announces Agreement to Purchase K. Corp. Affiliate
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         Schedules Second Quarter Financial Results and Conference Call
         --------------------------------------------------------------

Jacksonville, FL - July 28, 2004 -- Trailer Bridge, Inc. (Nasdaq: TRBR) today announced that it has entered into a definitive agreement to purchase 100% of the stock of Kadampanattu Corp. ("K. Corp.") for $32 million. K. Corp. is wholly owned by the Estate of Malcom P. McLean, Trailer Bridge's founder. K. Corp. owns two 736', triple-deck roll-on, roll-off barges with a capacity equivalent to 405 53' trailer units. These vessels, built in 1984 and lengthened in 1996, are towed by very large ocean-going tugs and are believed to be among the largest non-self propelled vessels in the world.

Completion of the transaction is subject to Trailer Bridge obtaining sufficient financing and the consent of various parties. Under the agreement, Trailer Bridge will need to close on the transaction by the end of the year. While Trailer Bridge expects to close by the end of 2004, if that is not the case and if the agreement is not extended, it will expire by its terms with no obligation or penalty to either party.

Subsequent to the closing of this transaction, Trailer Bridge expects its pretax income will increase by approximately $4 to $5 million per year and its dividend requirements will decrease by approximately $1.4 million per year as a result of the following:

   * K. Corp. owns two vessels presently chartered to Trailer Bridge for $7.3 million per year until 2010. Upon the closing of the transaction and the cancellation of the vessel charter, Trailer Bridge will take ownership of the two vessels and replace the $7.3 million in long-term charterhire expenses with lesser amounts of depreciation and interest; and

   * K. Corp. also holds $24 million of non-convertible Series B preferred stock issued by the Company in 2002. The closing of the transaction will create savings through the cancellation of this stock and its related annual dividend, whose current annual rate of accrual is approximately $1.4 million.

The Company's independent directors have approved this transaction. Trailer Bridge has made no final decision on how it will fund this transaction. Among other things, the Company is considering a combination of secured debt on the two roll-on, roll-off vessels being acquired and additional common equity.

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Trailer Bridge, Inc.                                                      Page 2
July 28, 2004

John D. McCown, Trailer Bridge's Chairman & CEO, stated, "This is a milestone agreement for Trailer Bridge. We now have the opportunity to close on a transaction that will become immediately and significantly accretive to both earnings and cash flow. We intend to capitalize on this under a structure that the Board of Directors and our advisors determine will best maximize shareholder value."

Second Quarter Financial Results and Conference Call
----------------------------------------------------

Trailer Bridge also announced that it will be releasing earnings for the second quarter results prior to the opening of the stock market on Wednesday, August 4th and will conduct a conference call at 4:30 P.M. (Eastern Time) that afternoon to discuss those results. The dial in number is 800-576-0821. The call will also be simultaneously broadcast over the Internet. To listen to the live webcast, please go to www.trailerbridge.com and click on the conference call link. The conference call will be archived and accessible for approximately 30 days if you are unable to listen to the live call.

Trailer Bridge provides integrated trucking and marine freight service to and from all points in the lower 48 states and Puerto Rico, bringing efficiency, environmental and safety benefits to domestic cargo in that traffic lane. This total transportation system utilizes its own trucks, drivers, trailers, containers and U.S. flag vessels to link the mainland with Puerto Rico via marine facilities in Jacksonville and San Juan. Additional information on Trailer Bridge is available at the www.trailerbridge.com website.

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters discussed in this press release include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to the future operating performance of the Company. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Without limitation, these risks and uncertainties include the inability of the Company to obtain the necessary financing to complete this transaction, the risks of economic recessions, severe weather, changes in the price of fuel, changes in demand for transportation services offered by the Company, capacity conditions in the Puerto Rico trade lane and changes in rate levels for transportation services offered by the Company.


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